BIOFIELD CORP.

CERTIFICATE OF DESIGNATION OF

VOTING PREFERRED STOCK

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, the undersigned officers of Biofield Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, do hereby certify:

That pursuant to the authority conferred upon the Board of Directors by the Fifth Amended and Restated Certificate of Incorporation of the Corporation, the said Board of Directors authorized the series of Preferred Stock hereinafter provided for and established the voting powers thereof and has adopted the following resolution creating a series of 12,300,000 shares of Preferred Stock designated as Voting Preferred Stock.

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Fifth Amended and Restated Certificate of Incorporation, a new series of Preferred Stock of the Corporation is hereby created and designated as Voting Preferred Stock, par value $0.001 per share (the “Voting Preferred Stock”), the designation and amount and the voting powers, preferences and relative, participating, option and other special rights of which shares of Voting Preferred Stock, and the qualifications, limitations and restrictions thereof to be as set forth below:

1.

Voting.  Each share of Voting Preferred Stock shall confer upon the holder thereof (“Holder”) a number of votes equal to the number of shares of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”) into which such share of Voting Preferred Stock may be converted pursuant to Section 2 below.

2.

Conversion.  Each share of Voting Preferred Stock shall be convertible into a number of fully-paid, nonassessable shares of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”), equal to the Conversion Factor (defined below), on the terms and conditions set forth in this Section 2 (such action, a “Conversion”).  The “Conversion Factor” shall initially be two (2) and shall be subject to adjustment as set forth in this Certificate of Designation.  The Corporation shall not issue any fraction of a share of Common Stock upon any Conversion. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up to the nearest whole share.

2.01

No Conversion Unless a Sufficient Number of Authorized but Unissued Shares of Common Stock are Available for Issuance.  Notwithstanding anything to the contrary in this Certificate of Designation, no shares of Voting Preferred Stock shall be convertible into shares of Common Stock unless, as of the time immediately prior to the effective time of the Conversion, a number of shares of authorized but unissued shares of Common Stock at least equal to the number of shares of Common Stock into which the Voting Preferred Stock may be converted pursuant to this Section 2 have been reserved for that purpose.

2.02

Mechanics of Conversion.  The Conversion of the Voting Preferred Stock shall be conducted in the following manner:

(a)

Conversion at Sole Option of Board of Directors of the Corporation.  At any time that shares of Voting Preferred Stock are issued and outstanding, the Board of Directors of the Corporation may, subject to Section 2.01 above, determine that the shares of Voting Preferred Stock shall be converted into Common Stock.  Upon such a determination, the Corporation shall deliver to the Corporation’s designated transfer agent (the “Transfer Agent”), with a copy to each holder of record of Voting Preferred Stock, a written notice of conversion stating that all of the outstanding shares of Voting Preferred Stock shall be converted into Common Stock, and stating the Conversion Factor as then in effect (such notice, the “Conversion Notice”).  The date of delivery of the Conversion Notice to the Transfer Agent shall be the “Conversion Date”).  Concurrently with the delivery of the Conversion Notice to the Transfer Agent, the Corporation shall deliver to each holder of record of Voting Preferred Stock a demand (the “Certificate Return Demand”) that such holder of Voting Preferred Stock surrender to a common carrier for delivery to the Transfer Agent as soon as practicable following that date the original certificates representing the Voting Preferred Stock being converted (or an indemnification undertaking with respect to such stock certificates in the case of their loss, theft or destruction) (the “Voting Preferred Stock Certificates”).  No Holder shall have the right to demand or consent to any Conversion.

(b)

Delivery of Certificates Representing Shares of Common Stock Upon Conversion.  Upon the Transfer Agent’s receipt of the Conversion Notice, the Transfer Agent shall promptly issue and surrender to a common carrier for overnight delivery to the address as set forth in the Transfer Agent’s records, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled as a result of the Conversion.

(c)

Record Holder.  The person or persons entitled to receive the shares of Common Stock issuable upon a Conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at the time of delivering the Conversion Notice on the Conversion Date, and the shares of Voting Preferred Stock shall be deemed cancelled and no longer outstanding on and as of that time and date whether or not the Voting Preferred Stock Certificates are delivered to the Transfer Agent.

(d)

Taxes.  The Holder shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Voting Preferred Stock.

(e)

Validity of Conversion.  The failure of the Corporation to deliver a copy of the Conversion Notice or the Certificate Return Demand to any Holder shall not affect the validity of the Conversion.

(f)

Adjustment for Stock Splits, Etc.  Upon the occurrence of any subdivision, combination, stock split, reverse stock split or stock dividend of such class or series of stock, the Conversion Factor shall automatically be proportionally adjusted.  However, if a subdivision, combination or stock dividend equally affects all classes and series of stock of the Corporation then no such adjustment shall be required.

3.

Rank With Respect to Distributions and Payments Upon Liquidation.  If at any time the Corporation declares and pays a dividend or distribution to the holders of Common Stock, then the Holders of Voting Preferred Stock will be entitled to share in such dividend or distribution on an as-converted basis, with equal priority to the holders of Common Stock.  If at any time the Corporation liquidates, dissolves and winds up, then the Holders of Voting Preferred Stock will be entitled to share, on an as-converted basis, in all payments and distributions to the holders of Common Stock that result from such liquidation, dissolution and wind-up, with equal priority to the holders of Common Stock.

4.

No Redemption.  The Voting Preferred Stock shall not be redeemable.

5.

Lost or Stolen Certificates.  Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any stock certificate representing the Voting Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation in customary form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Corporation shall execute and deliver new stock certificate(s) of like tenor and date; provided, however, the Corporation shall not be obligated to re-issue Voting Preferred Stock certificates if the holder contemporaneously requests the Corporation to convert such Voting Preferred Stock into Common Stock.

IN WITNESS WHEREOF, this Certificate of Designation of Voting Preferred Stock is executed on behalf of the Corporation by its Chief Executive Officer on January 16, 2008.

By:__/s/ Michael Antonoplos_____

Michael Antonoplos

Chief Executive Officer

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